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                                                                   Exhibit 10.15


                          CONFIDENTIAL SEPARATION AGREEMENT
                              AND RELEASE OF ALL CLAIMS



         This Confidential Separation Agreement and Release of Claims ("Agreement") is made between Dr. Alan C. Kolb ("Dr. Kolb") and Maxwell Laboratories, Inc. and its divisions and subsidiaries (collectively, "Maxwell" or "the Company") and shall become effective upon the "Effective Date" as set forth in paragraph 15d.

                                       RECITALS

         WHEREAS, Dr. Kolb as a founder of Maxwell has worked with the Company for 26 years and is an employee of Maxwell and a member of Maxwell's Board of Directors;

         WHEREAS, it is the desire of the parties that Dr. Kolb continue to actively assist the President/CEO and his management team through the development of additional business for Maxwell through his contacts and in-depth knowledge of the technology and its potential applications; and

         WHEREAS, Dr. Kolb and Maxwell intend to enter into a consulting relationship for Dr. Kolb to continue to work with Maxwell;

         NOW, THEREFORE, in order to provide benefits to Dr. Kolb flowing from his employment relationship with Maxwell, and in consideration of the mutual promises, covenants and representations set forth below and other good and valuable consideration, the parties agrees as follows:

         1.   RELINQUISHMENT OF EXECUTIVE POSITIONS/EMPLOYMENT.

         Pursuant to this Agreement, Dr. Kolb resigns his positions as Chairman and CEO of Pure Pulse Technologies on the Effective Date of this Agreement. Additionally, Dr. Kolb will provide a letter, dated April 26, 1996, resigning his positions of President and CEO of Maxwell. Maxwell's Board of Directors appointed a new President and CEO on April 26, 1996.

         2.   PAYMENT OF GOOD AND VALUABLE CONSIDERATION.

         Upon the expiration of his employment agreement on July 31, 1996, Dr. Kolb shall be paid his final paycheck and all accrued but unused vacation and any other accrued but unpaid benefits.

              a. On August 1, 1996, Dr. Kolb shall thereafter be retained as a consultant pursuant to the terms of the


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Consulting Agreement, a copy of which is attached hereto as Exhibit A (the
"Consulting Agreement").

              b.   Beginning on August 1, 1996, Maxwell will provide to Dr.
Kolb life insurance and disability, dental, and medical insurance or coverage comparable to that provided from time to time to executive officers of Maxwell. These benefits may be provided to Dr. Kolb either by allowing Dr. Kolb to participate in Maxwell's plans or by separate coverage or reimbursement and will continue for 24 months or until July 31, 1998.

              c. As of the expiration of Dr. Kolb's current employment contract (31 July 1996), Dr. Kolb shall no longer be entitled to any contributions by the Company to his 401(K) account, SERP or Company retirement programs. The balances then in such account or programs shall become the property of Dr. Kolb.

              d. Maxwell shall pay to Dr. Kolb on the last day of his current employment contract (31 July 1996) the sum of $400,000 as additional compensation.

              e. Dr. Kolb currently has stock options both in Maxwell Laboratories, Inc. pursuant to the 1985 plan and in Pure Pulse pursuant to the 1994 plan as set forth in Exhibit B attached hereto. These stock options shall be converted to non-qualified stock options at the latest possible date allowable under the plan documents and applicable law, and shall remain in effect until their respective scheduled expiration dates as set forth in Exhibit
B. Dr. Kolb and the Company shall sign any agreements or papers necessary to effectuate the conversion of such options.

              f. Except as expressly provided for in the foregoing subparagraphs and in the Consulting Agreement, Dr. Kolb shall not be entitled to any other payments, benefits or perquisites after the expiration date (31 July
1996) of Dr. Kolb's employment and any such payments, benefits and perquisites then in effect shall cease. Any cash payment that may be made to other Directors of the Company, in their capacity as Directors, during Dr. Kolb's tenure as a Director, shall also be paid to him.

         3.   INDEMNIFICATION AGAINST CLAIMS.

         Maxwell agrees to indemnify and hold Dr. Kolb harmless from any liability, claims, demands, costs, expenses and attorneys' fees incurred by him as a result of any actions by him in the course of his employment, or as a Director of the Company to the extent Directors and officers of Maxwell would be so indemnified.


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         4.   NON-DISCLOSURE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION.

         Dr. Kolb understands and agrees that in the course of employment with Maxwell he has acquired confidential information and trade secrets concerning the operations of Maxwell and its future plans and methods of doing business, which information Dr. Kolb understands and agrees would be damaging to Maxwell if disclosed to a competitor or made available to any other person or corporation. Dr. Kolb understands and agrees that such information either has been developed by him or divulged to him in confidence, and he understands and agrees that he will keep all such information secret and confidential.

         5.   GENERAL RELEASE.

              a. Dr. Kolb, on behalf of himself and his heirs, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge Maxwell, and its divisions, subsidiaries, affiliates and all owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, and attorneys, acting by, through, under or in concert with Maxwell or any parent, subsidiary or related entity, from any and all charges, complaints, grievances, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, joint or several, which Dr. Kolb has had or may hereafter claim to have had, against Maxwell by reason of any matter, act, omission, cause or event whatever from the beginning of time to the Effective Date ("Kolb Claims"); other than those obligations set forth in this Agreement and the Consulting Agreement.

              b. Maxwell, and all predecessors, successors, assigns, agents, representatives, and attorneys, acting by, through, under or in concert with Maxwell does hereby irrevocably and unconditionally release, acquit and forever discharge Dr. Kolb, on behalf of himself and his heirs, executors, administrators, successors and assigns, from any and all charges, complaints, grievances, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, joint or several, which Maxwell has had or may hereafter claim to have had, against Dr. Kolb by reason of any matter, act, omission, cause or event whatever from the beginning of time to the Effective Date ("Maxwell Claims"); other than those obligations set forth in this Agreement and the Consulting Agreement.


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         The Kolb Claims and the Maxwell Claims are collectively referred to herein as the "Claims."

              c. This release and waiver of Claims specifically includes, but without limiting the foregoing general terms, the following: (1) all Claims arising from or relating in any way to any act or failure to act by any employee of Maxwell, (2) all Claims arising from or relating in any way to the employment relationship of Dr. Kolb with Maxwell and/or the termination thereof, including any claims which have been asserted or could have been asserted against Maxwell or Dr. Kolb, together with (3) any and all Claims which might have been asserted by Dr. Kolb or Maxwell in any suit, claim, or charge, for or on account of any matter or things whatsoever that has occurred up to and including the effective date of this Agreement, under any and all laws, statutes, orders, regulations, or any other claim or right(s); including without limitation, any claim under Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, and the California Fair Employment and Housing Act or any Claim in contract or tort.

         Dr. Kolb and Maxwell each waive their rights under section 1542 of the Civil Code of California which states:

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.

         6.   CONFIDENTIALITY OF TERMS OF AGREEMENT.

         The parties to this Agreement agree that as of the Effective Date of this Agreement, each of them, and their counsel, will keep the terms, amount and fact that this Agreement exists completely confidential and will not disclose any information about this Agreement to anyone, except those provided herein, with the exception for legal, financial, or tax advisors for Dr. Kolb and Maxwell and the officers and directors of Maxwell.

         7.   BINDING AGREEMENT.

         This Agreement will be binding upon Dr. Kolb and Maxwell and their respective heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of the parties hereto and their representatives, and each of them, and to their heirs, administrators, representatives, executors, successors and assigns.


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         8.   DISPUTES.

         Any dispute or difference arising out of this Agreement, or involving a question of fact which is not settled by mutual agreement and settlement of which is not otherwise provided for herein, shall be decided by Maxwell. Such decision shall be reduced to writing and furnished to Consultant within thirty
(30) days after receipt of such decision. Consultant may notify Maxwell, within thirty (30) days, in writing of his disagreement with such decision, and in the absence of such notice, Maxwell's decision shall be final. In the event Consultant gives such notice of disagreement the dispute shall be settled and finally determined by arbitration in the City of San Diego, in the following manner:

              a. Both parties to this Agreement shall appoint an arbitrator. The two arbitrators so appointed shall thereupon select a third arbitrator. The arbitrators shall meet and give opportunity to each party to this Agreement to present its case and witnesses (if any) in the presence of the other, and shall then make their award. Decision in writing of the three arbitrators, or any two of them, shall be final and binding upon the parties thereto, and judgment may be entered therein in any court having jurisdiction. Such decision shall include the fixing of the expenses of the arbitration and the assessment of the same against either or both parties. If either party shall fail to appoint its arbitrator within thirty days after receipt of notice in writing requiring it to do so, the arbitrator appointed by the other party shall act for both, and his decision in writing shall be final and binding on both parties, as if he had been appointed by consent. Pending final decision of a dispute hereunder and, if performance has not been completed, Consultant shall proceed diligently in accordance with Maxwell's instructions from the President/CEO.

              b. If, in an appropriate case, the arbitrators appointed by the parties shall fail to select a third arbitrator within two weeks of their appointment, a third arbitrator shall be selected in accordance with the then current rules and regulations of the American Arbitration Association.

         9.   ATTORNEYS' FEES.

         Each Party will pay their own respective attorney's fees, both as they occur for this agreement and for any litigation that may occur concerning this Agreement.

         10.  NON-RELIANCE.

         Other than as expressly set forth in this Agreement, Dr. Kolb and Maxwell represent and acknowledge that in executing this Agreement they did not rely upon and they have not relied upon any representation nor statement made by any of the parties hereto or by any of their agents, representatives or attorneys


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with regard to the subject matter, basis or effect of this Agreement or otherwise.

         11.  AGREEMENT OBLIGATES, EXTENDS AND INURES.

         The provisions of this Agreement shall be deemed to obligate, extend and inure to the benefit of the legal successors, assigns, transferees, grantees, heirs, shareholders, officers and directors of each signatory party hereto, and to those who may assume any or all of the above-described capacities subsequent to the execution and Effective Date of this Agreement.

         12.  METHOD OF EXECUTION.

         This Agreement may be executed in counterparts and each counterpart shall be deemed a duplicate original.

         13.  APPLICABLE LAW.

         This Agreement is deemed to have been made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of said State.

         14.  SEVERABILITY.

         The provisions of this Agreement are severable, and should any provision of this Agreement be declared or be determined by any arbitrator or court to be illegal or invalid, any such provision shall be stricken, and the validity of the remaining parts, terms or provisions shall not be affected.

         15.  OLDER WORKERS BENEFIT PROTECTION ACT.

              The Release contained in paragraph 5 is intended to release and discharge any and all claims of Dr. Kolb against Maxwell as set forth above, including but not limited to, any claims arising under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 ET. SEQ. It is the intent of Dr. Kolb and Maxwell that such Release satisfy the requirements of the Older Workers Benefit Protection Act, Public Law 101-433, codified at 29 U.S.C. Section 626(f). The following general provisions, along with the other provisions of such Release, are agreed to for this purpose:

              a. Dr. Kolb acknowledges and agrees that he has read and he understands the terms of this Agreement;

              b. Dr. Kolb acknowledges that he has been given a full opportunity to consult with a lawyer with respect to the matters referenced in such Release, and that Dr. Kolb has obtained and considered such legal counsel as he deems necessary, such that Dr. Kolb is entering into such Release freely, knowingly and willingly;


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

              c. Dr. Kolb acknowledges that he has been given at least twenty-one days in which to consider whether or not to enter into this Agreement;

              d. This Agreement shall not become effective or enforceable until the eighth day after Dr. Kolb signs this Agreement (the eighth day after Dr. Kolb signs this Agreement being the "Effective Date") unless Dr. Kolb has revoked this Agreement in writing during the seven days after signing this Agreement.

         16.  ENTIRE AGREEMENT.

         This Agreement, together with the Consulting Agreement, sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between the parties pertaining to the relationship between them and the other matters covered hereby, except that Employment Agreement between Maxwell and Dr. Kolb dated June 20, 1989 shall remain in effect until July 31, 1996 at which time it shall be terminated and superseded. Further, this Agreement may not be changed except by explicit written agreement by the parties hereto.

         Dr. Kolb states that he has carefully read the foregoing Agreement, has had the opportunity to consult with an attorney, knows and understands its contents, and voluntarily executes this Agreement.

Dated:   June 21, 1996                           /s/ Alan C. Kolb
       ----------------------------         -----------------------------------
                                            Dr. Alan C. Kolb

Dated:   June 25, 1996                           /s/ Donn A. Starry
       ----------------------------         -----------------------------------
                                            Donn Starry on behalf of
                                            Maxwell Laboratories, Inc.



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